ATSG Subsidiary Distributes Severance to Pilots

Improves Pension Funding

WILMINGTON, OHIO - January 5, 2010 - Air Transport Services Group, Inc. (NASDAQ: ATSG) today reported that its subsidiary, ABX Air, Inc. and APA Teamsters Local #1224, which represents its pilots, reached agreement on the disbursement of $75 million provided for under a Severance and Retention Agreement between ABX Air and DHL. DHL committed to provide these funds under this 2008 agreement to address pilot severance and other issues arising from DHL's restructuring of its U.S. business.

DHL paid ABX Air the $75 million in December 2009. In accordance with ABX Air's agreement with the Union, $31.4 million of those funds were contributed to the pilots' defined benefit pension trust on December 29, 2009, and $30.4 million in pilot severance benefits and related taxes were paid prior to December 31, 2009. The remaining $13.2 million of severance benefits is expected to be disbursed in the coming months.

"We are pleased that ABX Air finally reached an agreement with the Union for the disbursement of these severance payments, which will provide much needed help to hundreds of ABX Air pilot families impacted by DHL's decision to restructure its U.S. business," ATSG President and CEO Joe Hete said. "The funding for the pilots' pension trust will improve their retirement security as well as reduce pension obligations on our balance sheet, a key objective of ours."

ABX Air also reported today that the leases for the final two of five 767 aircraft it had operated under capital leases on behalf of DHL were terminated in December 2009. Terminating these two leases will extinguish $18.6 million in debt and remove $8.3 million in net asset book value.

The first three of the five aircraft leases were terminated in the third quarter of 2009, cutting debt by $27.2 million and removing $12.6 million in net asset book value associated with the three aircraft. ABX Air has agreed to continue to operate up to four of these five aircraft under operating lease agreements fully reimbursed by DHL under the terms of its current ACMI agreement.

About ATSG

ATSG is a leading provider of air cargo transportation and related services to domestic and foreign air carriers and other companies that outsource their air cargo lift requirements. Through six principal subsidiaries, including three airlines with separate and distinct U.S. FAA Part 121 Air Carrier certificates, ATSG provides air cargo lift, aircraft leasing, aircraft maintenance services, airport ground services, fuel management, specialized transportation management, and air charter brokerage services. ATSG's subsidiaries include ABX Air, Inc., Air Transport International, LLC, Capital Cargo International Airlines, Inc., Airborne Maintenance and Engineering Services, Inc., Cargo Aircraft Management, Inc., and LGSTX Services, Inc. For more information, please see www.atsginc.com.

For more information, contact:
Quint Turner
937-382-5591